UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2010 interclick, inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34523	01-0692341
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

11 West 19th Street 10th Floor New York, NY	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 722-6260

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 10, 2010, interclick, inc. and its wholly-owned subsidiary Desktop Acquisition Sub, Inc. (collectively, the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (“SVB”). Under the Loan Agreement, SVB has committed to make advances to the Company in an aggregate amount of up to $15,000,000, subject to availability against certain eligible account receivables. The Loan Agreement has a two-tier system.  Under the first tier, the Company may request SVB to finance eligible accounts on an aggregate basis.  Under the second tier, which applies if the Company’s AQR (defined below) is less than 1.25x, advances will be based on specific invoices.  Notwithstanding the foregoing, repayment of advances under the Loan Agreement are due and payable on the earlier of (i) the date on which payment is received of the account receivable with respect to which the advance was made (the “Financed Receivable”), (ii) the date on which the Financed Receivable is no longer eligible for an advance, (iii) the date on which an adjustment is asserted to with respect to the Financed Receivable (but only to the extent of the adjustment if the Financed Receivable remains otherwise eligible), (iv) the date on which there is a breach of any representation, warranty or covenant in the Loan Agreement or (v) 728 days from the date of the Loan Agreement. Any indebtedness under the Loan Agreement bears interest at the floating rate per annum based on SVB’s prime rate plus two and one half percent (2.5%). The facility requires no unused line fee, monthly monitoring fee, or minimum interest charge.

The Loan Agreement is secured by a first priority perfected security interest in substantially all of the Company’s assets. The Loan Agreement contains affirmative covenants that, among other things, requires the Company to deliver to SVB specified financial information, including annual, quarterly and monthly financial information and to maintain an Adjusted Quick Ratio (“AQR”)- defined as the Company’s unrestricted cash maintained with SVB plus net billed accounts receivable divided by current liabilities (including all amounts due under the Loan Agreement) less deferred revenue- of at least 1.00x.  The Loan Agreement also contains negative covenants that limit the Company’s ability to (or to permit any subsidiaries to), subject to certain exceptions and limitations, merge with or acquire other companies, create liens on its property, incur debt obligations, enter into transactions with affiliates, except on an arm’s length basis, dispose of property or issue dividends or make distributions. Any failure by the Company to comply with these covenants and any other obligations under the Loan Agreement could result in an event of default which could lead to acceleration of the amounts owed and other remedies.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement attached to this Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The Company repaid all outstanding amounts owed by the Company to Crestmark Commercial Capital Lending, LLC (“Crestmark”) under a Accounts Receivable Financing Agreement.  Upon repayment, Crestmark terminated its security interest in the Company’s assets.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Company’s entry into the Loan Agreement provided under Item 1.01 above is hereby incorporated by reference.

Item 8.01	Other Events

On September 16, 2010, the Company issued a press release announcing its entry into the Loan Agreement.

Item 9.01	Financial Statements and Exhibits

(d) The following exhibits are filed with this report:

Exhibit
Number	Description
10.1	Loan and Security Agreement dated September 10, 2010
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 16, 2010

interclick, inc.

By:	/s/ Michael Mathews
Michael Mathews
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan and Security Agreement dated September 10, 2010

99.1	Press Release